UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

November 10, 2021

Date of Report (Date of earliest event reported)

HELIUS MEDICAL TECHNOLOGIES, INC.

(Exact name of Registrant as Specified in Its Charter)

delaware	001-38445	36-4787690
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

642 Newtown Yardley Road, Suite 100 Newtown, PA		18940
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (215) 944-6100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	HSDT	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01                                           Entry into a Material Definitive Agreement.

On November 10, 2021, Helius Medical Technologies, Inc. (the “Company”) entered into an Underwriting Agreement (the “Underwriting Agreement”) with Ladenburg Thalmann & Co. Inc. (the “Underwriter”) relating to the issuance and sale of 1,204,375 shares of the Company’s Class A common stock, par value $0.001 per share, at a price to the public of $8.00 per share and a price to the Underwriter of $7.36 per share, representing an underwriting discount of 8.0%. In addition, pursuant to the Underwriting Agreement, the Company granted the Underwriters an option, exercisable for 45 days, to purchase up to an additional 180,656 shares of common stock on the same terms, which the Underwriter has exercised in full. The offering is expected to close on November 12, 2021, subject to customary closing conditions.

The offering was made pursuant to an effective registration statement on Form S-3 (File No. 333-236101), previously filed with the Securities and Exchange Commission (the “Commission”), and declared effective by the Commission on February 6, 2020. A preliminary prospectus supplement and prospectus supplement relating to the offering have been filed with the Commission.

The net proceeds to the Company from this offering are expected to be approximately $9.8 million including the Underwriter’s exercise of its option to purchase additional shares in full after deducting underwriting discounts and other estimated offering expenses payable by the Company. The Company intends to use the net proceeds from this offering for funding operations, working capital and general corporate purposes.

The Underwriting Agreement contains representations, warranties and covenants made by the Company that are customary for transactions of this type. Under the terms of the Underwriting Agreement, the Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended.  In addition, pursuant to the terms of the Underwriting Agreement, the Company and its executive officers and directors have entered into agreements providing that the Company and each of these persons may not, without the prior written approval of the Underwriter, subject to limited exceptions, offer, sell, transfer or otherwise dispose of the Company’s securities for a period of 90 days following the date of the Underwriting Agreement.

The foregoing summary of the Underwriting Agreement does not purport to be complete and is subject to, and qualified in its entirety by, such document attached as Exhibit 1.1 to this Current Report on Form 8-K, which is incorporated herein by reference. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were only for the benefit of the parties to such agreement and may be subject to limitations agreed upon by the contracting parties.

A copy of the opinion of Honigman LLP as to the legality of the shares of common stock to be issued and sold in the offering and related consent is attached as Exhibit 5.1 hereto.

Item 8.01                                           Other Events.

On November 9, 2021, the Company issued a press release announcing that the Company had commenced the offering. On November 10, 2021, the Company issued a press release announcing the pricing of the offering. The press releases are attached as Exhibits 99.1 and 99.2 hereto, respectively, and are incorporated herein by reference.

Information contained on or accessible through any website reference in the press releases is not part of, or incorporated by reference in, this Current Report, and the inclusion of such website addresses in this Current Report by incorporation by reference of the press releases is as inactive textual references only.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

1.1	Underwriting Agreement dated as of November 10, 2021, by and between Helius Medical Technologies, Inc. and Ladenburg Thalmann & Co. Inc.

5.1	Opinion of Honigman LLP.

23.1	Consent of Honigman LLP (included in Exhibit 5.1).

99.1	Company Press Release, dated November 9, 2021.

99.2	Company Press Release dated November 10, 2021.

104	Cover Page Interactive Data File (embedded within Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HELIUS MEDICAL TECHNOLOGIES, INC.

Dated: November 12, 2021	By:	/s/ Jeffrey S. Mathiesen
Jeffrey S. Mathiesen
Chief Financial Officer and Treasurer

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